UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2013

Parametric Sound Corporation

(Exact name of registrant as specified in its charter)

Nevada	000-54020	27-2767540
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13771 Danielson Street, Suite L
Poway, California 92064

(Address of Principal Executive Offices)

____________________

888-477-2150

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 5, 2013, the Board of Directors of Parametric Sound Corporation (the “Company”), upon recommendation of the Executive Committee of the Board of Directors (consisting of the four independent directors of the Company), granted a stock option to purchase shares of common stock of the Company’s wholly-owned subsidiary, HyperSound Health, Inc. (“HHI”), to Kenneth F. Potashner. Mr. Potashner serves as Executive Chairman of the Company and also serves as President of HHI. The option grant was made pursuant to HHI’s 2013 Equity Incentive Plan (“Plan”) and is for an aggregate of 50 shares of common stock of HHI at an exercise price of $1,000.00 per share that was determined to be at or above the fair market value of the shares on the grant date. HHI has a total of 1,000 shares of common stock outstanding.

The option includes both time-based vesting and performance-based vesting. The option vests as to 37.5 shares (75% of the total shares subject to the option) ratably over 12 calendar quarters, with the initial vesting occurring on June 30, 2013 and the final vesting occurring March 31, 2016, subject to continuous service and subject to the terms of the option agreement and the Plan. The option vests as to 12.5 shares (25% of the total shares subject to the option) upon FDA market clearance of the first HHI owned product. However, both the time-based vesting and the performance-based vesting are also conditioned upon either (a) HHI obtaining an aggregate of at least $3 million of equity financing from third parties by March 5, 2015, or (b) the Company obtaining new equity financing sufficient to fund at least $3 million to HHI by March 5, 2015 (collectively, the “Financing Vesting Condition”). If any of the time-based vesting or performance-based vesting should have occurred pursuant their terms, but did not occur because the Financing Vesting Condition was not satisfied as of the date(s) such vesting should have occurred, such time-based vesting and performance-based vesting will automatically occur upon the Financing Vesting Condition being satisfied.

HHI has certain rights of first refusal to purchase the shares issued upon exercise of the option and certain rights to repurchase such shares on termination of Mr. Potashner’s service, unless HHI’s shares are listed on an established stock exchange or are quoted regularly on the OTC Bulletin Board.

The option grant also includes an anti-dilution adjustment (“Anti-dilution Right”) such that if HHI issues additional equity securities other than pursuant to the Plan, including securities convertible into or exercisable for equity securities, during the earlier of three years from the date of option grant or the date of the second round of third party equity financing by HHI, then it shall grant to Mr. Potashner additional options exercisable into HHI common stock with comparable vesting conditions and substantially the same terms (other than the original option exercise price) such that his percentage ownership in HHI on an as-converted and fully-diluted basis (excluding any options or shares related to the Plan) shall remain the same following such equity issuance as was the case immediately prior to such equity issuance. Any such anti-dilution options will be granted at an exercise price equal to the fair market value of HHI common stock at the date of each such event and otherwise in accordance with the provisions of the Plan, provided, however, that the Anti-dilution Right shall be applicable only to the extent option shares are available for grant subject to the Plan limit (currently 250 shares, and subject to increase upon future HHI equity financings, currently not to exceed 500 shares). All determinations regarding the Anti-dilution Right and adjustments shall be made by the committee appointed by the HHI Board to administer the Plan, or if there is no committee, then the Board of Directors of HHI.

The foregoing summary of the option grant to Mr. Potashner does not purport to be complete and is qualified in its entirety by reference to the incentive stock option agreement and the Plan each attached hereto as exhibits and incorporated herein by this reference.

9.01. Financial Statements and Exhibits.

(d)	Exhibits.
99.1	Incentive Stock Option Agreement between the HyperSound Health, Inc. and Kenneth F. Potashner dated March 5, 2013.
99.2	HyperSound Health, Inc. 2013 Equity Incentive Plan effective as of February 17, 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 8, 2013

Parametric Sound Corporation

By:	/s/ James A. Barnes
James A. Barnes Chief Financial Officer, Treasurer and Secretary

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